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                         AMENDED AND RESTATED CHARTER
                                      OF
                          MONY LIFE INSURANCE COMPANY

                    UNDER SECTION 1206 OF THE INSURANCE LAW

                AND SECTION 807 OF THE BUSINESS CORPORATION LAW

       The undersigned officers of MONY Life Insurance Company pursuant to
Section 1206 of the Insurance Law of the State of New York and Section 807 of the Business Corporation Law of the State of New York, do hereby restate, certify and set forth:

    1. The name of the corporation is MONY Life Insurance Company.

    2. The date its Charter was originally filed with the New York Insurance Department was April 12, 1842.

    3. The Charter, as now in effect and as amended to date, is hereby amended and restated in its entirety to read as follows:

                       2013 AMENDED AND RESTATED CHARTER
                                      OF
                          MONY LIFE INSURANCE COMPANY

                                   ARTICLE I
                                     NAME

1.1 The name of the corporation shall be MONY Life Insurance Company (herein after referred to as the "Company").

                                  ARTICLE II
                              PERIOD OF DURATION

2.1 The duration of the Company shall be perpetual.

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                                  ARTICLE III
                         PURPOSES, OBJECTS AND POWERS

3.1 The purposes, objects and powers of the Company are:

Transact the kinds of insurance business as specified in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York and
Section 1114 of the Insurance Law of the State of New York, including:

    1. "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, (D) certification by a licensed health care provider that the insured is chronically ill as defined by
       Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under
       Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds, or (E) the insured's having been a resident of a nursing home, as defined in section 2801 of the Public Health Law of New York, for a period of three months or more, with an expectation that such insured will remain a resident of a nursing home until death. "Life Insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to
       Section 4240 of the Insurance Law of the State of New York; and

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    2. "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law of the State of New York; and

    3. "Accident and Health Insurance" means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article IX of the Workers' Compensation Law of the State of New York, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date; and

    4. "Reinsurance" meaning all kinds of reinsurance of the kinds of insurance permitted in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York as authorized by Section 1114 of the Insurance Law of the State of New York;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted;, such other kind or kinds of business now or hereafter authorized by the laws of the State of New York for stock life insurance companies; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do.

3.2 The Company shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws in the State of New York for stock life insurance companies having power to do the kind and kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited for such stock life insurance companies.

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                                  ARTICLE IV
                                 CAPITAL STOCK

4.1 The amount of authorized capital of the Company shall be $2,500,000 and shall consist of 2,500,000 shares of stock having a par value of one dollar ($1.00) per share. All such shares are to be of one class and shall be designated as Common Stock.

4.2 The shareholders of the Company shall not have preemptive rights.

                                   ARTICLE V
                      PRINCIPAL OFFICE AND OTHER OFFICES

5.1 The address of the principal office of the Company shall be the County of Onondaga, State of New York.

                                  ARTICLE VI
                              BOARD OF DIRECTORS

6.1 The business and affairs of the Company shall be managed by the Board of Directors and through such officers and agents as said Board shall empower.

6.2 The Board of Directors shall consist of not less than seven (7) and not more than thirty-six (36) directors. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall be at least eighteen years of age and at all times a majority shall be citizens and residents of the United States and not less than one (1) shall be a resident of the State of New York. At least one third of the directors, but not less than three (3) shall not be officers or employees of the Company or of any company controlling, controlled by, or under common control with the Company and shall not be beneficial owners of a controlling interest in the voting stock of the Company or of any such company. The directors shall not be required to hold any shares of stock in the Company.

6.3 The election of directors of the Company shall be at the Annual Meeting of the shareholders of the Company.

6.4 Whenever any vacancy shall occur in the Board of Directors, by death, resignation or otherwise, the remaining members of the Board, at a meeting called for that purpose or at any regular meeting, shall elect a director or directors to fill the vacancy or vacancies thus occasioned, and each director so elected shall hold office for the unexpired term of the director whose place the individual has taken.

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6.5 No director shall be personally liable to the Corporation or any of its shareholders for damages for breach of duty as a director; provided however, that the foregoing shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law of the State of New York or any knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Any repeal or modification of this Section 6.5 by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

6.6 In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the Insurance Law and the Business Corporation Law of the State of New York, this 2013 Amended and Restated Charter and to any bylaws from time to time adopted; provided, however, that no bylaws so adopted shall invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

                                  ARTICLE VII
                                ANNUAL MEETING

7.1 The Annual Meeting of the shareholders of the Company shall be held in the month of July each calendar year, within or without the State of New York or at such other time and place within or without the State of New York as the Board of Directors shall by resolution prescribe in accordance with the Company's By-laws for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting, providing that the Superintendent will be notified as to the date of the annual meeting each year when the date is set. At such Annual Meeting, the directors shall be elected for the ensuing year, the directors to take office immediately upon election, and hold office until the next Annual Meeting, and until their successors are elected and qualify.

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                                 ARTICLE VIII
                               INTERNAL AFFAIRS

8.1 The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the Board of Directors and the shareholders, or either of them, which power may be exercised in the manner and to the extent provided in the By-Laws, provided, however, that the Board of Directors may not alter, amend or repeal any by-law establishing what constitutes a quorum at such shareholders' meetings, or which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Board of Directors. The bylaws may contain any provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and shareholders not inconsistent with this 2013 Amended and Restated Charter.

8.2 The Company reserves the right from time to time to amend, alter or repeal each and every provision contained in this 2013 Amended and Restated Charter, or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Insurance Law or the Business Corporation Law of the State of New York, and all rights conferred upon shareholders at any time are granted subject to this reservation.

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IN WITNESS WHEREOF, MONY Life Insurance Company has caused this 2013 Amended and Restated Charter to be executed for it by its President and Assistant Secretary this 1st day of October, 2013.

                                          MONY LIFE INSURANCE COMPANY

                                          BY      /s/Wayne E. Stuenkel
                                                  -----------------------------
                                          Name:   Wayne E. Stuenkel
                                          Title:  President

                                          BY      /s/Holly Brown
                                                  -----------------------------
                                          Name:   Holly Brown
                                          Title:  Assistant Secretary